As filed with the Securities and Exchange Commission
on January 7, 2004

Registration No. 811-09347

SECURITIES AND EXCHANGE COMMISSION
      Washington, D.C. 20549
FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 __
Amendment No. 23 X

________________________

NATIONS MASTER INVESTMENT TRUST
(Exact Name of Registrant as specified in Charter)
101 South Tryon Street
Charlotte, NC 28255
(Address of Principal Executive Offices, including Zip Code)
__________________________

Registrant's Telephone Number, including Area Code: (800) 321-7854
Robert B. Carroll
c/o Bank of America Corporation
One Bank of America Plaza
101 South Tryon Street
Charlotte, North Carolina 28255
(Name and Address of Agent for Service)

With a copy to:
Marco E. Adelfio, Esq.
Steven G. Cravath, Esq.
Morrison & Foerster LLP
2000 Pennsylvania Ave., N.W.
Washington, D.C. 20006

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended, in order to provide additional risk disclosures for mortgage-related securities for Nations Intermediate Bond Master Portfolio. However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by the investment companies or certain other entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or solicitation of an offer to buy, any beneficial interests in the Registrant. With the exception of the portion of Part A included in this filing, Part A of the Registration Statement is hereby incorporated by reference to Amendment Nos. 19, 20, and 22 filed July 31, 2003, September 23, 2003, and January 7, 2004, respectively; Part B of the Registration Statement is hereby incorporated by reference to Amendment No. 21, filed October 14, 2003; and Part C of the Registration Statement is hereby incorporated by reference to Amendment No. 19, filed July 31, 2003.

NATIONS MASTER INVESTMENT TRUST
Nations Intermediate Bond Master Portfolio

Supplement dated January 7, 2004
to the Part A dated August 1, 2003, as supplemented

The Part A for Nations Intermediate Bond Master Portfolio is hereby supplemented by deleting the risk disclosure Mortgage-related risk under the section entitled "ITEM 4. INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES, AND RELATED RISKS - Nations Intermediate Bond Master Portfolio has the following risks" and inserting in its place the following risk disclosure:

Mortgage-related securities - The value of the Master Portfolio's mortgage-backed securities can fall if the owners of the underlying mortgages pay off their mortgages sooner than expected, which could happen when interest rates fall, or later than expected, which could happen when interest rates rise. If the underlying mortgages are paid off sooner than expected, the Master Portfolio may have to reinvest this money in mortgage-backed or other securities that have lower yields. Mortgage-backed securities are most commonly issued or guaranteed by the Government National Mortgage Association (GNMA), Federal National Mortgage Association (FNMA) or Federal Home Loan Mortgage Corporation (FHLMC), but may also be issued or guaranteed by other private issuers. GNMA is a government-owned corporation and is considered an agency of the U.S. government. It guarantees, with the full faith and credit of the U.S. government, full and timely payment of all principal and interest on its mortgage-backed securities. FNMA is a private, shareholder-owned company that purchases both government-backed and conventional mortgages from lenders and securitizes them. FNMA is a congressionally chartered company, although neither its common stock nor the securities it issues are insured or guaranteed by the U.S. government. The securities issued by FNMA are guaranteed as to timely payment of both principal and interest only by FNMA. FHLMC is a publicly chartered agency that buys qualifying residential mortgages from lenders, re-packages them and provides certain guarantees. The securities issued by the FHLMC are guaranteed as to timely payment of interest and the ultimate collection of principal only by the FHLMC and are not insured or guaranteed by the U.S. government. Mortgage-backed securities issued by private issuers, whether or not such obligations are subject to guarantees by the private issuer, may entail greater risk than obligations directly or indirectly guaranteed by the U.S. government.

Signatures

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on the 7th day of January, 2004.

NATIONS MASTER INVESTMENT TRUST

By:                 *
Edward D. Bedard
President and Chief Executive Officer

By: /s/ Robert B. Carroll
Robert B. Carroll
Secretary
*Attorney-in-Fact